UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 20, 2011

Catasys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 20, 2011, Catasys, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with several investors (the “Investors”) relating to the sale and issuance by the Company to the Investors of an aggregate of 3,249,998 units, each unit consisting of (i) one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company, and (ii) a five-year warrant to purchase one share of Common Stock at an exercise price of $0.30 per share (each, a “Warrant,” and collectively, the “Warrants”).  Each unit will be sold at a price of $0.30. In connection with the offering (the “Offering”), Socius Capital Group, LLC (“Socius”), an affiliate of Terren S. Peizer, the Company’s Chairman and CEO, and David E. Smith, a Company affiliate, agreed to convert their outstanding convertible notes in the aggregate principal amount of $2,285,000, plus accrued interest, into Common Stock under the terms of such notes, and Socius also directly invested approximately $165,000 in the Offering. The net proceeds to the Company from the sale of the units, after deducting the placement agent’s fees and offering expenses, will be approximately $0.6 million.

The Company conducted the Offering pursuant to a registration statement on Form S-1 (File No. 333-173659) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission on December 1, 2011.  The closing of the Offering is expected to take place on or before December 27, 2011, subject to the satisfaction of customary closing conditions.

Pursuant to the Placement Agent Agreement between the Company and Rodman & Renshaw, LLC (the “Placement Agent”), dated as of July 22, 2011 and filed with the Securities and Exchange Commission as an exhibit to the Registration Statement on July 22, 2011, the Company has agreed to pay the Placement Agent, a cash fee equal to 7% of the gross proceeds of the Offering, as well as a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering.  In addition, the Company shall issue to the Placement Agent five-year warrants to purchase shares of Common Stock equal to 5% of the number of shares sold in the Offering, with an exercise price equal to 125% of the public offering price.

The Securities Purchase Agreement contains provisions that restrict the Company from issuing, except pursuant to certain exceptions, any Common Stock or Common Stock equivalents in the first 30 days following closing of the Offering and any Common Stock or Common Stock equivalents at an effective per share purchase price less than $0.30 per share between the 31st day and the 90th day following closing of the Offering.

The Warrants will be exercisable immediately following the date of issuance of the Warrants and until the fifth anniversary of the date of issuance.  The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise).  The exercise price and the number of shares of Common Stock purchasable upon the exercise of each Warrant are subject to adjustment in the event of stock dividends, distributions, and splits. In addition, the Warrants have half-ratchet anti-dilution provisions, where the exercise price is adjusted downwards in the event that Common Stock or Common Stock equivalents are issued by the Company at a price below the exercise price of the Warrants, with certain exceptions. In addition, in the event of a fundamental transaction (as such term is defined in the Warrants), that is an all cash transaction, a Rule 13e-3 transaction or a fundamental transaction involving a person not traded on a national securities exchange, at the holder’s option, the Company (or its successor) would be required within 30 days after consummation of the fundamental transaction to purchase the Warrant from the holder by paying to the holder cash in an amount equal to the Black Scholes value of the remaining unexercised portion of the Warrant on the date of the consummation of such fundamental transaction.

On December 21, 2011, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

The form of Warrant and the form of the Securities Purchase Agreement are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K.  The foregoing descriptions of the Securities Purchase Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Exhibits 4.1 and 10.1 hereto which are incorporated herein by reference. Except for the historical information contained herein, this Form 8-K contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering. The risks and uncertainties involved include the risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the section titled “Risk Factors” in the prospectus included in the Registration Statement.

Item 9.01.  Financial Statements and Exhibits.

(d)      Exhibits.

No.	Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
99.1	Press Release dated December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATASYS, INC.

Date: December 27, 2011	By:	/s/ SUSAN E. ETZEL
Susan E. Etzel
Chief Financial Officer